Exhibit 10.5

August 17, 2011

Dr. Lior E. Yahalomi
[Personal Address Omitted]

Dear Dr. Yahalomi:

This letter (hereinafter referred to as the “Agreement”) shall serve as notice to you of acceptance of your resignation of your board and officer positions as described in Section A of this Agreement, and your resignation from employment by Vishay Intertechnology, Inc. (“Vishay”), effective August 31, 2011 (the “Resignation Date”).  In consideration of your execution of the General Release and Agreement in the form attached to this Agreement (the “Release”) after August 31, 2011 and within 21 days of the date of this letter and your failure to revoke the Release within seven days of your delivery of the executed Release to Vishay, Vishay agrees to treat your cessation of employment as a termination of your employment with Vishay without “Cause” under the Employment Agreement between you and Vishay as amended through December 15, 2010 (the “Employment Agreement”).

A.           Your Resignation.

You acknowledge that you have resigned, effective August 31, 2011, from such board and officer positions with Vishay and all affiliates and partner companies of Vishay that you hold.  You agree to deliver to Vishay such resignation letters reasonably acceptable to Vishay and you in order to further evidence such resignations.

B.           Benefits and Payments.

Subject to the terms and conditions set forth in this Agreement and in lieu of the payments and benefits set forth in Sections 6.2, 6.3(a), 6.3(c)(ii) and with respect to life insurance provided after termination of employment as provided in Section 5.1 of the Employment Agreement, Vishay will pay the amounts and provide the benefits described below.

1.           A lump sum cash payment of all unpaid base salary and unpaid expense reimbursements on or before September 15, 2011 plus $24,500 on account of accrued but unused vacation.

2.           A lump sum cash payment of $1,627,500 on the payroll date next following the date on which the Release becomes final and binding.  For avoidance of doubt, the lump sum cash payment referenced in this Paragraph 2 is in lieu of all severance payments calculated with respect to your base salary, bonus for any previous calendar years and bonus for calendar year 2011.

3.           In lieu of the benefits described in Section 6.3(c)(ii) of the Employment Agreement relating to post-termination medical insurance coverage and in lieu of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), (i) continuation of medical insurance for you, your wife and your children up to age 26 on the same basis as in force immediately before the Resignation Date at Vishay’s expense, including all premiums, out-of-pocket expenses and co-payments, until the earlier of (a) the lapse of 18 months from the Resignation Date or (b) the date on which you become eligible for medical insurance coverage under a group health plan sponsored by another employer of yours; plus (ii) a lump sum cash payment of $70,000 payable on the payroll date next following the date on which the Release becomes final and binding.

4.           Post-termination life insurance coverage as described in Section 5.1 of the Employment Agreement; provided, however that Vishay shall undertake commercially reasonable efforts, consistent with Vishay’s efforts undertaken before the date of this Agreement to facilitate your access to life insurance coverage through the Karr-Barth Insurance Agency, of up to an additional two times your current base salary at your expense.

5.           All stock options previously granted to you to purchase equity securities of Vishay that are not exercisable by their terms on the Resignation Date shall become fully exercisable on the date on which the Release is final and binding.  All stock options previously granted to you to purchase equity securities of Vishay that remain unexercised on the date on which the Release is final and binding shall continue to be exercisable on or before August 31, 2012, except to the extent provided in Section 14(b) of the Company’s 2007 Equity Incentive Program or any successor provision.

6.           Provided that the Release becomes final and binding, Vishay shall reimburse you within 30 days upon submission of receipts for up to $25,000 for outplacement services selected by you, to the extent that such outplacement services have been completed on or before December 31, 2012.

7.           Provided that the Release becomes final and binding, Vishay shall continue to pay the lease and insurance coverage on the automobile that has been made available for your use through December 31, 2011 on the same basis as before the Resignation Date.

8.           Vishay shall continue to indemnify you and cover you under Vishay’s insurance policies with respect to your service as an officer and employee of Vishay to the same extent as provided to similarly situated active officers consistent with Vishay’s policy as in effect from time to time, provided, however that such coverage shall not be less than that currently provided under Vishay’s charter documents or bylaws as currently in effect.

9.           Vishay shall reimburse you for reasonable legal fees and expenses you incur in connection with the negotiation and documentation of this Agreement and the Release.  You will be entitled to recover reasonable attorney’s fees and costs from Vishay in an action to enforce the terms of this Agreement, provided that such enforcement action is not determined to be substantially without merit.

10.           All outstanding time-vested restricted stock units granted to you shall immediately vest on the date on which the Release is final and binding and all outstanding performance-based restricted stock units granted to you shall vest on their normal vesting dates to the extent the applicable performance criteria are realized.  Vishay shall provide evidence reasonably satisfactory to you of the achievement of the performance criteria applicable to the vesting of your performance-based restricted stock units.  Such evidence shall be provided to you at the same time as it is made available to Vishay’s other active senior executives.

11.           You shall be entitled to retain your company laptop, iPhone and blackberry, provided that you shall be responsible for all service charges for such devices incurred on and after September 1, 2011.

All payments, vesting of rights and delivery of property described above are subject to federal, state and local tax withholding as required by law, as determined by Vishay.

           The payments, rights and benefits described above, together with any benefits provided under the applicable terms of any plan, program or arrangement sponsored by Vishay not specifically referenced above and applicable to you, shall be the only severance benefits or other payments in respect of your employment with Vishay or the termination thereof to which you shall be entitled, and will be in respect of all salary, accrued vacation and other rights that you may have against Vishay or its affiliates.

C.           Tax Provisions.

           1.           Each payment under this Agreement will be considered a separate payment and not one of a series of payments for purposes of section 409A.

2.           To the extent any reimbursement or in-kind benefits due to you under this Agreement constitute “deferred compensation” under section 409A, any such reimbursement or in-kind benefit shall be paid to you in a manner consistent with Treasury Regulation section 1.409A-3(i)(1)(iv).

D.           Other Items.

1.           You reaffirm your acknowledgments respecting the restrictive covenants stated in Section 7 of the Employment Agreement.

2.           Each of you and Vishay (for this purpose, Vishay shall mean only the officers with the title of vice president or higher and directors thereof, and not any other employees) agrees not to make any public statements that disparage the other party, or, in the case of Vishay, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this provision.

3.           You agree that if you desire to or are required to name a reference concerning your employment with Vishay, you may identify Marc Zandman and Gerald Paul as a reference.  Vishay agrees that in response to any request for a reference, Vishay will provide a favorable written and/or oral reference.

4.           Vishay shall issue a press release announcing your resignation that is substantially in the form attached to this Agreement.  Vishay agrees that the Form 8-K to be filed in connection with your resignation will not be inconsistent with such press release.

           5.           This Agreement contains all of the terms and conditions agreed upon by you and Vishay regarding the termination of your employment and your separation from Vishay and supersedes any prior oral or written agreements, drafts, understandings or representations between you and Vishay, including (except to the extent provided otherwise herein) the plans, programs and arrangements sponsored by Vishay and the Employment Agreement.  No other agreements regarding your termination, oral or otherwise, shall be deemed to exist or to bind either party.

           6.           This Agreement may not be amended or modified except by a written amendment signed by you and Vishay.  The waiver or failure to enforce any provision of this Agreement or the breach thereof shall not operate as a waiver of any other provision or of any other future breach of any provision.

           7.           If any material part, term, or provision of this Agreement is later held to be illegal, unenforceable, or otherwise ineffective, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the part, term, or provision held to be invalid.

           8.           This Agreement shall be binding upon and shall inure to the benefit of both parties hereto and their respective heirs, successors, assigns and representatives.

           9.           For purposes of interpreting or construing any of the provisions of this Agreement, neither party shall be deemed to be the drafter of this Agreement.  This Agreement shall be interpreted in accordance with its fair meaning, and not strictly for or against either party.  This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania pertaining to contracts executed and wholly-performed therein.

           10.           Each party executing this Agreement has the authority to do so.

           11.           By signing this Agreement, you acknowledge and agree that you enter into this Agreement knowingly and voluntarily, and without duress or undue influence of any kind, that you have had sufficient opportunity to consult with legal counsel of your choice, and that you do not rely, and have not relied, on any fact, representation, statement or assumption other than as specifically set forth in this Agreement.

           12.           Neither party may assign or otherwise transfer this Agreement or any right or obligation under this Agreement.

           13.           This Agreement may be executed in one or more counterparts.  A copy or facsimile of a signature on this Agreement shall have the same force and effect as an original ink signature.

Also attached are execution copies of the General Release and Agreement.  After the Resignation Date, and before the lapse of 21 days from the date of this letter, please execute and return to us two copies of the General Release and Agreement, and we will return to you one fully-executed copy of the General Release and Agreement.

           If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject.

Sincerely,

VISHAY INTERTECHNOLOGY, INC.

By:		/s/ Gerald Paul Gerald Paul

Title	:	Chief Executive Officer

I agree to the terms and conditions of this Agreement.

/s/ Lior Yahalomi
Lior E. Yahalomi Date: ______________________________________